Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-185318) of Jefferies Financial Group, Inc. of our report dated May 13, 2020 relating to the financial statements of Jefferies Group LLC Employees’ Profit Sharing Plan, which appears in this Form 11-K.

/s/ Tanner LLC

Salt Lake City, Utah

May 13, 2020